Exhibit 10.17

October 31, 2011

George M.L. LaBranche, IV

Dear Mike:

This Separation Agreement and Release (“Separation Agreement”) contains the terms and conditions of your separation from employment with Cowen Capital, LLC (together with Cowen Group, Inc. and its affiliates, subsidiaries, and predecessors, including LaBranche & Co. Inc., the “Company”). Your employment will terminate as of the Effective Date of this Separation Agreement (your “Termination Date”).
1. Separation Payment and Benefits. Provided you execute this Separation Agreement by November 21, 2011, and do not revoke it, and in return for the full and complete release of all claims as set forth in Paragraph 4, the Company is offering you the following:
A.    Accrued Obligations. You will be entitled to all Accrued Obligations (as defined in your Employment Agreement, dated February 16, 2011 (your “Employment Agreement”), through your Termination Date.
B.    Separation Payments. The Company will make you severance payments at the same rate as your annualized base salary for twenty-four (24) months from the Effective Date, payable in accordance with the Company's regular payroll practices and subject to applicable taxes and deductions.
C.    Benefits. Provided you timely elect continuation coverage under COBRA of any medical, dental, or vision insurance that you participated in as of your Termination Date, the Company will pay directly for the full cost of the premiums for such continuation of coverage for twenty-four (24) months from the Effective Date, or until you are eligible to be covered under another group health insurance plan with substantially similar benefits and premium costs to you, whichever occurs earlier. You will need to submit the paperwork you will receive under separate cover from our third party healthcare vendor, or register online, to participate in this coverage. Our third party healthcare vendor will also provide you with information regarding the premium that will be charged to you for COBRA continuation coverage, including any changes to the premium during your period of continuation coverage.
D.     Use of Facilities. For so long as the Company is leasing space at 1221 Sixth Avenue, New York, New York, the Company will provide you with, for up to twenty four (24) months from the Effective Date, (a) reasonable use of office space, including access to a computer, printer, telephone, and internet service, at the Company's premises at 1221 Sixth Avenue, so long as the Company is leasing space at that address, and (b) an administrative assistant (Toni Faia, as long as she is employed by the Company in her current position, from which the Company agrees not to terminate her, except based on a determination made in good faith and not for an arbitrary reason, during this twenty-four (24) month period). Your use of the Company's facilities under this paragraph is subject to the Company's Compliance Department's continuing approval, which will not be unreasonably withheld. You agree that you will be responsible for any other separately identifiable costs associated with your use of the Company's facilities, and that you will not be entitled to reimbursement for business expenses.
E.    Reimbursement for Bloomberg Fees. The Company will reimburse you for the licensing fee for obtaining a Bloomberg terminal through your own account for twenty-four (24) months.
F.    Referral Fee Arrangement. After your Termination Date, in the event that you serve as a source for client referrals that result in transactions or assets under management that generate revenue for the Company or its affiliates, the Company agrees to enter into a reasonable referral fee agreement.
G.    License. You will have the perpetual, royalty free right to use the LaBranche name in connection with any personal or business matters that would not violate the restrictive covenants in this Separation Agreement or your Confidentiality, Non-Interference, and Invention Agreement, dated February 16, 2011 (your “Non-Interference Agreement”). The Company shall transfer the LaBranche.com domain name to you without charge.
H.    Legal Fees. The Company agrees to reimburse you up to five thousand dollars ($5,000) for your reasonable attorney's fees and expenses incurred in connection with review of this Separation Agreement; provided that you submit a reasonably detailed invoice of such fees and expenses to the Company.

2. Board Membership. Concurrently with the execution of this Agreement, you will tender your resignation from Cowen's Board of Directors and any other directorships, committee memberships, and any other positions you hold with the Company or its subsidiaries or affiliates. You acknowledge that your resignation from such positions results from this Separation Agreement, and will not constitute a resignation by you with or without Good Reason under your Employment Agreement.

3. No Other Entitlement. It is understood and agreed that the payments and benefits provided for in Paragraph 1 incorporate any other form of separation pay or benefits to which you may be entitled. You further understand and acknowledge that the payment and any other benefits provided in this Separation Agreement are in exchange for your promises, covenants, representations and warranties set forth herein as well as the waiver and release of all claims you may have against the Company and Releasees (as defined below) arising out of or relating to your employment or the termination thereof, as more fully set forth below. Accordingly, no payments, benefits or other consideration set forth in this Separation Agreement shall be owed or paid if the Separation Agreement is not fully executed and returned. It is also understood and agreed that, other than the above and any payment under the Company's retirement or other program in which you are vested, you will not be provided with, and you waive any and all rights to, any other compensation, bonus, severance payment, unvested securities or other form of payment or benefits by the Company, subsequent to your separation from employment, including any payments or rights under your Employment Agreement.

4. Release.

A.    In return for the payments and other consideration set forth above, which is consideration to which you are not otherwise entitled, you hereby and forever discharge the Company and its parent, subsidiaries, affiliated companies, partnerships, and joint ventures, and their past and present shareholders, officers, members, directors, agents, owners, attorneys, employees, employee benefits plans and plan administrators, fiduciaries, trustees, service providers, insurers, and predecessor companies, including LaBranche & Co. Inc., and each of their respective successors and assigns and any other persons or entities acting on behalf of these persons or entities (collectively, “Releasees”) from any and all claims, rights, demands, debts, actions, causes of action, suits, agreements, damages, and liabilities, known or unknown, which exist or have existed up to and including the date you signed this Separation Agreement or which arise out of, are in any way connected with, or relate to your employment or termination of employment with the Company including, but not limited to, wrongful discharge claims, breach of contract claims, claimed violations of fair employment practices, anti-discrimination, or civil rights laws (including, but not limited to, any claims of discrimination on the basis of race, sex, age, religion, national origin, sexual orientation, handicap, veteran status or any other protected classification) asserted under Title VII of the Civil Rights Act of 1964, the Equal Pay Act, the Age Discrimination in Employment Act, as amended by the Older Workers' Benefit Protection Act (“ADEA”), the Americans With Disabilities Act, the Family and Medical Leave Act, the Workers Adjustment and Retraining Notification Act, the Employee Retirement Income Security Act (“ERISA”) (including, but not limited to, claims for breach of fiduciary duty under ERISA), the New York State Human Rights Law, the New York State Constitution, the New York Civil Rights Law, the New York Executive Law, New York City Human Rights Law, the New York State WARN Act, New York Labor Law, or any other federal, state or local law, statute, ordinance or regulation, tort claims, statutory claims, constitutional claims, claims for wages, bonuses, incentive compensation, commissions, allowances, vacation or holidays, severance or any other compensation or benefits, claims for compensatory or punitive damages or attorneys' fees, and claims under the laws of the United States or any of its states; provided, however, that you are not waiving any right to indemnification that you may have under the Company's directors and officers insurance plan. You release and waive your right to file any such claim in any arbitral or judicial forum. This release of claims is intended by you to be completely effective and binding, irrespective of whether any such claims have been asserted and irrespective of any present lack of knowledge on your part of any such claim. If it is determined that any claim covered by this paragraph cannot be released as a matter of law, you expressly agree that this release of claims will remain valid and fully enforceable as to the remaining releasable claims.

B.     Nothing in this Separation Agreement constitutes a release of any claim: (a) under COBRA; (b) for unemployment insurance benefits or workers' compensation benefits; (c) for vested benefits under the written terms of a qualified employee pension benefit plan; and (d) that cannot be waived as a matter of law pursuant to federal, state or local law, including whistleblower claims under the Corporate and Criminal Fraud Accountability Act of 2002 (Sarbanes-Oxley), the Securities and Exchange Commission Whistleblower Program, and the Commodities Futures Trading Commission Whistleblower Program. You acknowledge and agree that as of the date you sign this Separation Agreement: (i) you have advised the Company of all facts that you believe may constitute a violation of the Company's Code of Business Conduct and Ethics, compliance policies, and/or legal obligations, including under federal securities laws; (ii) the Company has resolved those issues to your satisfaction; (iii) you are not aware of any current violations of the Company's Code of Business Conduct and Ethics, compliance policies, and or legal obligations, including under federal securities laws; and (iv) you have not suffered any adverse action as a result of your conduct in this regard.

C.    Nothing in this Separation Agreement prevents you from filing a complaint with the federal Equal Employment Opportunity Commission (EEOC) or similar federal or state agency, or participating in any investigation conducted by such agency;

provided, however, that you acknowledge and agree that you have waived any relief available to you (including without limitation, monetary damages, equitable relief and reinstatement) under any of the claims and/or causes of action waived in this Separation Agreement. Therefore, you agree that you will not accept any award or settlement from any source or proceeding (including, but not limited to, any proceeding brought by any other person or by any government agency) with respect to any claim or right waived in this Separation Agreement.

5. References. In accordance with its policy on employment references, the Company will provide prospective employers with its standard verification of employment data. Specifically, the Company shall confirm your dates of employment and the position held at the time of separation. All requests must be in writing and addressed to the Company's Human Resources Department located in New York City.

6. Non-Disparagement; Publicity

A.You agree that you will not make any disparaging or defamatory comments regarding (a) any member of the Company, or their current or former directors, officers, senior executives, or managing directors in any respect, (b) any aspect of your relationship with any member of the Company, or (c) any conduct or event which precipitated any termination of your employment from the Company. Your obligations under this paragraph shall not apply to disclosures required by applicable law, regulation or order of a court or governmental agency or in connection with any legal proceeding.

B.The Company agrees to instruct its directors, officers, and key employees not to make any disparaging or defamatory remarks against you, including remarks regarding any aspect of your relationship with any member of the Company or any conduct or events which precipitated the termination of your employment from the Company. The Company's obligations under this paragraph shall not apply to disclosures required by applicable law, regulation or order of a court or governmental agency or in connection with any legal proceeding.

C.The Company agrees that in any internal or external announcement or formal communication, or in response to questions regarding the termination of your employment and/or resignation from the Board, the Company will convey that you were a valued executive and/or Board member and that your departure was amicable.

7. Company Property. Subject to the use of Company facilities under Paragraph 1, you acknowledge that you have delivered to the Company and have not removed any Company property or any originals or duplicates of your work product including, but not limited to, any laptop computers, computer disks, DVDs, CD-ROMs, thumb drives, files, equipment, documents, tapes, Blackberries, cell phones or other electronic devices, all corporate credit cards and any company keys, passes, identification cards or badges (“Company Property”) belonging to the Company or Releasees, or to any customers or others doing business with, or any person employed by, or otherwise affiliated with, the Company or Releasees. You further acknowledge and agree that the Company shall have no obligation to make the payment(s) and provide the benefits referred to in Paragraph 1 unless and until you have satisfied all your obligations pursuant to this paragraph.

8. Confidentiality, Non-Interference, and Invention Agreement. Except as set forth in this Separation Agreement, you agree to abide by your post-employment obligations set forth in your Non-Interference Agreement.

9. Non-Interference. You agree, for a period of twenty-four (24) months from your Termination Date, to refrain from (a) encouraging, soliciting, or inducing, or in any manner attempting to encourage, solicit or induce, any person employed by, or providing consulting services to, any member of the Company to terminate such person's employment with or services to (or in the case of a consultant, materially reducing such services) the Company; (b) hiring any individual who was employed by the Company within the six (6) month period prior to such date of hiring; or (c) encouraging, soliciting or inducing, or in any manner attempting to encourage, solicit or induce any current or prospective client, customer, licensee, or other business relation of the Company, or any such relation that was a client, customer, licensee, supplier, or other business relation within the six (6) months prior to your Termination Date, to whom you provided services, or with whom you transacted business, or whose identity became known to you in connection with your relationship with or employment with the Company, to cease doing business with or reduce the amount of business conducted with the Company, or interfering with the relationship between such business relations and the Company; provided, however, that the Company will not enforce this paragraph as to your solicitation or hiring of William (“Chip”) J. Burke, III or Toni Faia.

10. Non-Competition. You agree that, for a period of twenty-four (24) months from your Termination Date, you will not, directly or indirectly, without the Company's prior written consent, individually or on behalf of any person, company, enterprise or entity, or as a sole proprietor, partner, stockholder, director, officer, principal or agent, or executive, or in any other capacity or relationship, (a) engage in any business activity that was conducted by LaBranche & Co., Inc, within the one (1) year prior to the its acquisition by Cowen; or (b) provide brokerage services to institutional clients as an institutional brokerage, including the execution or trading of securities, ETFs, foreign exchange products, options and commodities for institutional investors in liquid markets, anywhere in the United States or in any jurisdiction in which the Company conducts business (“Competition”); provided, however, that you shall be permitted to passively hold two percent (2%) or less interest in the equity or debt securities of any publicly traded company.

11. Indemnification. The Indemnification section of your Employment Agreement will continue in effect after your Termination Date.

12. Confidentiality. You understand and agree that the existence and terms of this Separation Agreement are confidential and shall not be disclosed to or discussed with anyone except with your immediate family or tax or legal advisors or as required by process of subpoena or a court of competent jurisdiction. However, neither this confidentiality provision nor any other non-disclosure provision in this Separation Agreement prohibits or restricts you (or your attorney) from responding to any inquiry or providing testimony about this Separation Agreement or its underlying facts and circumstances by, or before, the Securities and Exchange Commission, FINRA, any other self-regulatory organization, or any other federal or state regulatory authority; provided, however, that to the extent permitted by law, upon the receipt of any inquiry or legal process compelling the disclosure of any such information, you shall give the Company written notice so as to permit it to protect its interests in confidentiality to the fullest extent possible.

13. Expense Claims. You certify that you have submitted any and all outstanding business expense claims for consideration and reimbursement. All such expense claims will be evaluated in accordance with the Company's regular expense reimbursement policy. Expense claims submitted after the date this Separation Agreement is signed will not be considered and any debit balances that might exist will be payable by you personally.

14. Cooperation. You agree that you will reasonably cooperate with the Company in connection with any formal or informal investigation or legal proceeding relating to any matter that occurred during your employment in which you were involved, of which you have knowledge, or which fell within your ultimate responsibility or authority by virtue of your position with the Company, by providing necessary information or cooperation including, but not limited to, meeting with representatives of the Company, or their respective legal counsel, or providing testimony when necessary, relating to any matter that occurred during your employment in which you were involved or have knowledge. The Company agrees to reimburse you for reasonable out-of-pocket expenses incurred in connection with such cooperation. You also agree that, in the event you are subpoenaed by any person or entity (including, but not limited to, any government agency) to give testimony or provide documents (in a deposition, court proceeding, or otherwise) that in any way relates to your employment by the Company, you will give prompt notice of such request to the Company and make no disclosure until the Company has had a reasonable opportunity to contest the right of the requesting party to such disclosure, provided that such delay is not in violation of any legal obligation and would not subject you to any financial or other penalty.

15. Arbitration. Any controversy or claim arising out of or relating to your employment or this Separation Agreement shall be settled by arbitration before a single arbitrator in New York County, in accordance with the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association (the “AAA”). The decision of the arbitrator shall be final and binding on the parties hereto and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction over the matter. By agreeing to arbitrate, you understand that you are waiving your right to a trial by a jury. The cost of such proceedings, including all filing and session fees, and all attorneys' fees, shall be assessed in accordance with the AAA rules or as otherwise determined by the arbitrator. This paragraph does not apply to: (a) a claim for injunctive relief, for which jurisdiction shall be reserved in the federal and/or state courts in New York County, and with respect to which the parties consent to personal jurisdiction; and (b) any claim arising under Sarbanes-Oxley.

16. Breach. You acknowledge and agree that if you breach any of the terms of this Separation Agreement, any such breach shall constitute a material breach of this Separation Agreement and the Company may seek all available relief at law and equity including, but not limited to, the cessation by the Company of any payments to you, the recovery from you of all payments made to you pursuant to Paragraph 1 of this Separation Agreement, and to an award of all attorney's fees and costs incurred by the Company in enforcing the Company's rights under this Separation Agreement. Provided, however, that this paragraph shall not apply to your exercising your right under the Older Workers Benefit Protection Act of 1990 to challenge the validity of your waiver of ADEA claims set forth in this Separation Agreement.

17. Entire Agreement. You represent and acknowledge that this Separation Agreement and your post-employment obligations in your Non-Interference Agreement represent the entire agreement between you and the Company, supersede any prior written, oral or implied agreement between you and the Company regarding your employment and the termination of your employment, and may not be amended or modified except by a writing signed by you and the Company. You further acknowledge that you are not relying upon any representations or statements, written or oral, made by or on behalf of the Company that are not expressly set forth herein.

18. No Admission of Liability. This Separation Agreement is not intended, and should not be construed, as evidence of any wrongdoing on the part of the Company and Releasees, or as any admission of liability under any federal, state or local law or regulation of any nature whatsoever without application of any conflict of law principles. The Company and Releasees expressly deny any wrongdoing of any kind in regard to your employment or your separation from the Company. Nor may you admit, or seek to admit, either the terms or existence of this Separation Agreement in any proceeding, arbitration or hearing, except to enforce this Separation Agreement.

19. Applicable Law. This Separation Agreement shall be construed and governed in accordance with the laws of the State of New York without application of any conflict of law principles.

20. Binding Effect. This Separation Agreement shall be enforceable against, and is intended to cover you, your successors, assigns, heirs, beneficiaries and estate.

21. Successors and Assigns. This Separation Agreement and all of the rights and covenants hereunder shall be binding upon and be enforceable by, the Company and its successors and assigns. You may not assign this Separation Agreement or the terms and conditions stated herein; provided, however, in the event of your death (a) your estate or any beneficiary shall succeed to all rights to any payments and benefits which would otherwise have been paid or provided to you in accordance with the terms of this Separation Agreement; and (b) you may assign the license to use of the LaBranche name in accordance with the Paragraph 1F. above.

22. Severability. The provisions of this Separation Agreement are severable. If a court or arbitrator of competent jurisdiction rules that any provision of this Separation Agreement is invalid or unenforceable, such a ruling shall not affect the validity or enforceability of any other provision of this Separation Agreement, and the relevant provision shall be construed or modified so as to provide the Company with the maximum protection that is enforceable. However, in the event that the release and waiver of claims set forth in paragraph 4 above shall in any respect be found to have been void or unenforceable, the Company shall rewrite paragraph 4 to correct the defect. You agree that you shall then re-execute the revised document, and that you will not be entitled to any additional monies, benefits, and/or compensation thereafter. Provided, however, that this paragraph shall not apply to your exercising your right under the Older Workers Benefit Protection Act of 1990 to challenge the validity of your waiver of ADEA claims set forth in this Separation Agreement.

23. Section 409A. The Company may deduct or withhold from any compensation or benefits any applicable federal, state or local tax or employment withholdings or deductions resulting from any payments or benefits provided under this Separation Agreement. In addition, it is the Company's intention that all payments or benefits provided under this Separation Agreement comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), including without limitation the six month delay for payments of deferred compensation to “key employees” upon separation from service pursuant to Section 409A(a)(2)(B)(i) of the Code (if applicable), and this Separation Agreement shall be interpreted, administered and operated accordingly. If under this Separation Agreement an amount is to be paid in installments, each installment shall be treated as a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii). Notwithstanding anything to the contrary herein, the Company does not guarantee the tax treatment of any payments or benefits under this Separation Agreement including without limitation under the Code, federal, state, local or foreign tax laws and regulations.

24. Notices. All notices in connection with or provided for under this Separation Agreement shall be in writing and delivered personally or by mail with a record of receipt (e.g., via registered or certified mail, return receipt, Federal Express, UPS, etc.) as follows:
If to you:
George M.L. LaBranche, IV
P.O. Box 130
Cold Spring Harbor, NY 11724

If to the Company:
Jane Gerhard
Head of Human Resources
Cowen Group
599 Lexington Avenue, 20th Floor
New York, NY 10022

or at another address that a party designates by giving notice under this paragraph. Notice shall be deemed to be given upon receipt.

25. Representations and Acknowledgments. By signing this Separation Agreement and returning it to us, you acknowledge that:
A.    you have had sufficient time to review and consider the provisions of the Separation Agreement;
B.    you have carefully read and fully understand the terms of this Separation Agreement;
C.    you are entering into the Separation Agreement knowingly and voluntarily;
D.    you have been advised to seek advice from an attorney of your choosing prior to signing this Separation Agreement; have been given a reasonable opportunity to seek such advice; and you have obtained legal advice, or you have knowingly and voluntarily chosen not to seek legal advice;
E.    any changes made to the Company's offer in this Separation Agreement, whether material or immaterial, will not restart the consideration period;
F.    in exchange for your commitments and releases, including your release of all claims arising under the Age Discrimination in Employment Act, the payment and benefits that you are receiving pursuant to this Separation Agreement exceed that to which you would otherwise be entitled and are sufficient consideration to support the commitments and releases in this Separation Agreement.
26. Consideration Period. You may signify your acceptance of the terms and conditions of this Separation Agreement by signing it and returning it to me by November 21, 2011. If you have not returned the executed Separation Agreement within the time permitted, the promises and offers contained in the Separation Agreement shall become null and void and you will not be eligible to receive the payments and benefits described herein. If you have returned the executed Separation Agreement within the time permitted, you may revoke the Separation Agreement within seven (7) days of signing, by delivering written notice of revocation at the address indicated above. Unless revoked, the Separation Agreement shall become effective and enforceable on the eighth day after it is executed and returned to the Company (the “Effective Date”).

We wish you well in your future endeavors.

Yours very truly,

Cowen Capital, LLC

By:    /s/ Peter A. Cohen
Peter A. Cohen
Chairman and Chief Executive Officer

ACCEPTED AND AGREED TO:

/s/ George M.L. LaBranche, IV
George M.L. LaBranche, IV